Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated February 29, 2016, relating to the consolidated financial statements and financial statement schedules of Starwood Waypoint Residential Trust, and the effectiveness of Starwood Waypoint Residential Trust’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of Colony Starwood Homes for the year ended December 31, 2015, and to the reference of us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ DELOITTE & TOUCHE LLP

New York, NY

October 11, 2016